As filed with the Securities and Exchange Commission on March 12, 2021

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

Post-Effective Amendment No. 1 to Form S-8
Registration Statement No. 333-193730

Under the
SECURITIES ACT OF 1933

OXFORD IMMUNOTEC GLOBAL PLC
(Exact name of registrant as specified in its charter)

England and Wales	98-1133710
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

94C Innovation Drive, Milton Park
Abingdon OX14 4RZ United Kingdom
(Address of Principal Executive Offices and Zip Code)

Oxford Immunotec Global PLC 2013 Share Incentive Plan
 (Full title of the plan)

Peter Wrighton-Smith, Ph.D.
Chief Executive Officer
Oxford Immunotec Global PLC
94C Innovation Drive
Milton Park, Abingdon
OX14 4RZ
United Kingdom
Tel: +44 (0) 1235 442780
(Name, address and telephone number, including area code, of agent for service)

Copy to:
Jack S. Bodner
James Gubbins
David H. Engvall
Covington & Burling LLP
One CityCenter
850 Tenth Street, NW
Washington, D.C. 20001
(202) 662-6000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

Oxford Immunotec Global PLC, a public limited company incorporated in England and Wales (the “Registrant”), is filing this post-effective amendment to the registration statement on Form S-8 (the “Registration Statement”) to deregister any and all ordinary shares of the Registrant, nominal value £0.006705 per share (“Ordinary Shares”), registered but unsold or otherwise unissued as of the date hereof under the following Registration Statement:

•
Registration Statement on Form S-8 (No. 333-193730), pertaining to the registration of an aggregate of 2,684,563 Ordinary Shares, issuable under the Oxford Immunotec Global PLC 2013 Share Incentive Plan, which was filed with the Securities and Exchange Commission on February 3, 2014.

On March 3, 2021, pursuant to the Implementation Agreement, dated as of January 7, 2021, by and among the Registrant, PerkinElmer, Inc., a Massachusetts corporation (“Bidder”), and PerkinElmer (UK) Holdings Limited, a private limited company incorporated in England and Wales and a wholly-owned subsidiary of Bidder (“Bidco”), Bidco acquired the entire issued share capital of the Registrant for US$22.00 in cash per Ordinary Share and the Registrant became a subsidiary of Bidco. Under the terms of the Implementation Agreement, the acquisition was implemented by means of a scheme of arrangement under Part 26 of the Companies Act 2006 (the “Scheme”).

In connection with the effectiveness of the Scheme, the offerings pursuant to the Registration Statement have been terminated. In accordance with undertakings made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that remain unsold at the termination of the offerings, the Registrant hereby removes from registration all Ordinary Shares registered under the Registration Statement but not sold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Abingdon, England, on this 12th day of March, 2021.

OXFORD IMMUNOTEC GLOBAL PLC

By:	/s/ Peter Wrighton-Smith
Name: Peter Wrighton-Smith, Ph.D.
Title: Chief Executive Officer

No other person is required to sign this Post-Effective Amendment in reliance on Rule 478 under the Securities Act of 1933, as amended.